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                  Amendment No. 3 to Participation Agreement

Metropolitan Life Insurance Company, Variable Insurance Products Fund and Fidelity Distributors Corporation, hereby amend their Participation Agreement ("Agreement"), dated July 2, 1991 by doing all of the following:

I.     Revising the recitals to indicate, wherever appropriate, that

       WHEREAS, the variable life insurance and/or variable annuity products identified on Schedule A hereto ("Contracts") have been or will be registered by the Company under the Securities Act of 1933, unless such Contracts are exempt from registration thereunder; and

       WHEREAS, the Company has registered or will register the Separate Accounts identified on Schedule A as unit investment trusts under the 1940 Act, unless such Accounts are exempt from registration thereunder.

II.    Replacing section 1.6 in its entirety with the following:

       1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus.

III.   Replacing section 2.1 in its entirety with the following:

       2.1. The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or are exempt from registration thereunder; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the New York Insurance Law and, unless exempt from registration thereunder, has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

IV.    Replacing section 2.5 in its entirety with the following:

          2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses

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       pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-1 Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

               (b) With respect to Service Class shares and Service Class 2 shares, the Fund has adopted Rule 12b-1 Plans under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule 12b-1 Plans to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-1 Plans will be approved by a similarly constituted board of trustees.

V.     Adding the following sentence to the beginning of section 3.1:

       Wherever the term "prospectus" is used in this Agreement in relation to the Contracts or the Accounts, the term shall be deemed to include each prospectus, registration statement, private offering memorandum or other disclosure document for the Contract or the Account.

VI.    Replacing section 4.6 in its entirety with the following:

       4.6. The Company will provide to the Fund at least one complete copy of all prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities or, if a Contract and its associated Account are exempt from registration, at the time such documents are first published.

VII.   Replacing section 5.3 in its entirety with the following:

       5.3. The Company shall bear the expenses of distributing the Fund's prospectus and reports to owners of Contracts issued by the Company. The Fund shall bear the costs of soliciting Fund proxies from Contract owners, including the costs of mailing proxy materials and tabulating proxy voting instructions, not to exceed the costs charged by any service

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       provider engaged by the Fund for this purpose. The Fund and the
       Underwriter shall not be responsible for the costs of any proxy solicitations other than proxies sponsored by the Fund.

VIII.  Replacing Schedules A and B with the Revised Schedules A and B, attached.

IX. Amending Schedule C by deleting the words "at its expense" from the second sentence of paragraph 4.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of September 5, 2000.

METROPOLITAN LIFE INSURANCE COMPANY    VARIABLE INSURANCE PRODUCTS FUND

By:     /s/ [ILLEGIBLE]
        -----------------------------  By:     -------------------------------
Name:   [ILLEGIBLE]
Title:  VP & ACTUARY                   Name:   -------------------------------

                                       Title:  -------------------------------

                                       FIDELITY DISTRIBUTORS CORPORATION

                                       By:     -------------------------------

                                       Name:   -------------------------------

                                       Title:  -------------------------------

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                                  SCHEDULE A

                               Company Accounts

                                       Date of Resolution of Company's Board
Name of Account                        which Established the Account
-------------------------------------  ---------------------------------------
Metropolitan Life                      9/27/83
Separate Account E
Metropolitan Life                      9/27/83
Separate Account F
                                       12/13/88
Separate Account UL
Metropolitan Life                      [PENDING APPROVAL]
Separate Account L

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                                  SCHEDULE B

                               Company Contracts

1. Contract Form G.2952A and certificate forms G.4361, G.4362, and G. 4363, and other contracts and certificate forms developed for sale to colleges and universities and other tax-deferred employee benefit plans and affiliates of such plans.

2. Contracts developed for Section 451 deferred fee arrangements,
   Section 457(f) deferred compensation plans and Section 457(e)(11) severance and death benefit plans.

3. Metropolitan Life PPVL contract forms:

       G.2328
       G.2331
       G.2331(99)
       G.2331-NJ-PAR (no longer issued)
       G.2331-NJ-NP
       G.2333
       G.2334
       G.2335

4. MetFlex (SM) Contract Form: 7FV-93

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